STATE of DELAWARE

CERTIFICATE of TRUST

This Certificate of Trust is filed in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) and sets forth the following:

First: The name of the Delaware statutory trust formed by the filing of this Certificate of Trust is Smead Funds Trust (the “Trust”).

Second: The Trust has and shall maintain a Registered Agent in the State of Delaware and a Registered Office. The address of the Registered Agent and Registered Office is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The name of the registered agent of the Trust for service of process at such location is The Corporation Trust Company.

Third: This Certificate shall be effective immediately upon filing.

Fourth: The Trust is or will become prior to or within 180 days following the first issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80a-1 et seq.).

Fifth: Notice of Limitation of Liabilities of Series Pursuant to 12 Del. C § 3804(a). Notice is hereby given that the Trust is or may hereafter be constituted as a series trust. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to any particular series of the Trust, whether such series is now authorized and existing pursuant to the governing instrument of the Trust or is hereafter authorized and existing pursuant to said governing instrument, shall be enforceable against the assets of such series only, and not against the Trust generally or any other series thereof, and, except as otherwise provided in the governing instrument of the Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Trust generally or any other series thereof shall be enforceable against the assets of such series.

Sixth: The trustees of the Trust, as set forth in its governing instruments, reserve the right to amend, alter, change or repeal any provisions contained in this Certificate of Trust, in the manner now or hereafter prescribed by statute.

IN WITNESS WHEREOF, the undersigned being the sole initial Trustee of the Trust, has duly executed this Certificate of Trust as of 14th day of July, 2014.

By:	/s/ Cole Smead

Name: Cole Smead
As Trustee and not individually